Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Award Plan and the 2014 Employee Stock Purchase Plan of Achaogen, Inc. of our report dated February 27, 2018, with respect to the consolidated financial statements of Achaogen, Inc., and the effectiveness of internal control over financial reporting of Achaogen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 27, 2018